Exhibit 99.1

Patriot National Receives Continued Listing Standard Notice from the NYSE

FORT LAUDERDALE, FL., September 29, 2017 – Patriot National, Inc. (NYSE: PN) (the “Company”) announced today that on September 25, 2017 it received a notification (the “Notice”) from the New York Stock Exchange (the “NYSE”) that it was not in compliance with the NYSE’s continued listing standards set forth under Rule 802.01B of the NYSE Listed Company Manual because the average global market capitalization of the Company’s common stock was less than $50 million over a consecutive 30 trading-day period while its last reported stockholders’ equity was less than $50 million. As a result of the Notice, the Company became subject to the suspension and delisting procedures set forth in Sections 801 and 802 of the NYSE Listed Company Manual.

About Patriot National

Patriot National, Inc. is a national provider of comprehensive technology and outsourcing solutions that help insurance companies and employers mitigate risk, comply with complex regulations and save time and money. Patriot National provides general agency services, technology outsourcing, software solutions, specialty underwriting and policyholder services, claims administration services, and self-funded health plans to its insurance carrier clients, employers and other clients. Patriot National is headquartered in Fort Lauderdale, Florida. For more information about Patriot National, please visit www.patnat.com.

Media and Investor Contact:

Cindy Campbell

Director of Investor Relations

Patriot National, Inc.

(954) 670-2907

CCampbell@patnat.com

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